EXHIBIT 99.1

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact (U.S.):
Howard Hoffman
Director, Corporate Communications
(609) 520-4765

Media Contact (U.K.):
Anna Wharton
PR Manager for EMEA
Landline: +44 (0)20 7842 9685
Mobile: +44 (0)7930 411624

Dow Jones to Bolster European Business With Acquisition of eFinancialNews

NEW YORK (April 13, 2007) – Dow Jones & Company announced today it has entered into agreements to acquire eFinancialNews Holdings Ltd., a private U.K. company, for net cash consideration of £26.1 million, subject to a working capital adjustment.

Based in London, eFinancialNews is a diversified media company serving the financial services industry, primarily in the City of London and the U.K. Its flagship operations include the weekly Financial News publication and eFinancialNews.com Web site, a subscription-based service. The company also publishes Private Equity, a weekly publication focused on the European private equity sector, and offers training and events for people in investment banking, asset management, private equity and trading. Approximately 54% of 2007 revenue is estimated to come from non-print sources.

“Acquiring eFinancialNews is wholly consistent with our mission to serve customers with indispensable business and related content wherever, however and whenever they desire,” said Rich Zannino, chief executive of Dow Jones. “eFinancialNews is a very well-run multimedia company with highly regarded brands, content, products and services. Its fast-growing print, online, training and events businesses will enhance the growth and profitability of our European consumer and enterprise media operations and add successful digital and other non-print businesses to help diversify our reliance on traditional print revenue.”

“Our strategy is to deliver high-quality news, information and business services to people around the world, serving local markets as well as global and regional markets,” said L. Gordon Crovitz, president of the Dow Jones Consumer Media Group and publisher of The Wall Street Journal. “eFinancialNews is already a premier multimedia brand focused on the U.K. financial services industry. We’ll be able to enhance its offerings through The Wall Street Journal Europe and other Dow Jones operations in Europe. And Dow Jones products will benefit in turn from the scale and expertise of eFinancialNews in the $10 billion U.K. print and online advertising market.”

The net cash consideration represents approximately 10.1 times 2007 estimated EBITDA (including 2007 cost synergies). The acquisition is expected to have no impact on Dow Jones EPS in 2007 and be accretive by 3 cents to 5 cents in 2008.

The transaction, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second quarter.

A summary of eFinancialNews’s stand-alone financial performance is set forth below:

(in millions)	2005 Actual	2006 Actual	2007 Forecast	’05-’07 CAGR

Revenue	£9.7	£12.7	£15.4	26%
EBITDA *	£1.0	£1.9	£2.4	53%

* EBITDA represents operating income adjusted for approximately £100,000 of depreciation and amortization expenses each year.

###

About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services.  Its Consumer Media Group publishes The Wall Street Journal, Barron’s, MarketWatch and the Far Eastern Economic Review.  Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Licensing Services, Dow Jones Indexes and Dow Jones Financial Information Services.  Its Local Media Group operates community-based information franchises.  Dow Jones owns 50% of SmartMoney and 33% of Stoxx Ltd. and provides news content to CNBC and radio stations in the U.S.

Information Relating To Non-GAAP Reconciliation and Forward-Looking Statements

EBITDA – Use of Non-GAAP Measures:

EBITDA is widely used in the media industry as a measure in evaluating the market value of media properties.  EBITDA is not a measure of performance under generally accepted accounting principles and should not be construed as a substitute for net income as a measure of performance, nor as a substitute of cash flow as a measure of liquidity.

This press release contains forward-looking statements, such as those including the words “believe”, “expect”, “intend”, “estimate”, “will”, “plan” and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including: the risk that the conditions to the acquisition are not met and the acquisition is not consummated; if the acquisition is consummated, the Company’s ability to successfully integrate the acquired business and to achieve production and operational efficiencies and synergies in doing so; the risk that the Company will not realize expected opportunities to enhance its other products and services resulting from the acquisition; changes in demand affecting eFinancialNews’ businesses; the competition eFinancialNews’ businesses face from other companies; the risk that certain key employees may choose to leave in connection with the transaction; and such other risk factors as may be included from time to time in the Company’s reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company’s web site (www.dowjones.com).  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  This press release includes certain non-GAAP financial measures as defined under SEC rules.  As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.